Professionally Managed Portfolios
Form N-SAR, Item #77Q3

(i) Based on an evaluation of the Disclosure Controls and Procedures (as of a date within 90 days of the Filing Date), the Disclosure Controls and Procedures (as defined in rule 30a-2(c) under the Act) are adequately and effectively designed to ensure that information required to be disclosed by the Fund is recorded, processed, summarized and reported by the Filing Date, and that information required to be disclosed in the report is communicated to the Fund's management, as appropriate, to allow timely decisions regarding required disclosure.

(ii) There were no significant changes in the Fund's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, and there were no corrective actions with regard to significant deficiencies and material weaknesses.

(iii)Certification   of  principal   executive   officer  (see   attached)   and
     Certification of principal financial officer (see attached).